Putnam International Capital Opportunities Fund, February 28,
2014 semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		7,797
Class B		83
Class C        	228
Class M		63

72DD2
Class R		345
Class Y		1,799

73A1
Class A		0.491
Class B        0.176
Class C		0.211
Class M		0.302

73A2
Class R		0.317
Class Y		0.586

74U1
Class A		15,500
Class B		454
Class C		1,066
Class M		208

74U2
Class R		1,083
Class Y		3,243

74V1
Class A		40.84
Class B		40.71
Class C		40.63
Class M		40.67

74V2
Class R		40.31
Class Y		40.84

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.